EXHIBIT 2.1

--------------------------------------------------------------------------------



                            ASSET PURCHASE AGREEMENT


                             DATED AS OF MAY 3, 2002


                                       BY


                              AURIGIN SYSTEMS, INC.


                                    as Seller


                                       AND


                                 MICROPATENT LLC


                                    as Buyer



--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page


ARTICLE I.  SALE AND PURCHASE OF ASSETS........................................1

   1.1.  Purchased Assets......................................................1

   1.2.  Excluded Assets.......................................................4

   1.3.  Title Transfer........................................................5

   1.4.  Assumed Liabilities; Non-Assumed Liabilities..........................6


ARTICLE II.  CONSIDERATION AND MANNER OF PAYMENT...............................6

   2.1.  Purchase Price........................................................6

   2.2.  Payment of Purchase Price.............................................6

   2.3.  Purchase Price Allocation.............................................6


ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SELLER.........................7

   3.1.  Organization..........................................................7

   3.2.  Authorization.........................................................7

   3.3.  Assigned Contracts; Assigned Leases...................................7

   3.4.  Real Property.........................................................8

   3.5.  All Assets............................................................8

   3.6.  No Violation of Laws or Agreements....................................8

   3.7.  Conduct of Business in Compliance with Law............................8

   3.8.  Full Disclosure.......................................................8


ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF BUYER...........................8

   4.1.  Organization and Good Standing........................................8

   4.2.  Authorization.........................................................9

   4.3.  No Violation of Laws or Agreements....................................9

   4.4.  Consents..............................................................9


ARTICLE V.  ADDITIONAL COVENANTS...............................................9

   5.1.  Conduct of Business...................................................9

   5.2.  Mutual Covenants.....................................................11

   5.3.  Filings and Authorizations...........................................11

   5.4.  Access to Information; Confidentiality...............................11

   5.5.  Public Announcement..................................................12

   5.6.  Taxes................................................................12

   5.7.  Consents.............................................................13

   5.8.  Good Faith Efforts...................................................13

   5.9.  Employees............................................................13

   5.10.  COBRA Liability.....................................................13

   5.11.  Further Assurances..................................................13


ARTICLE VI.  CONDITIONS.......................................................14

   6.1.  Conditions Precedent to Obligations of Buyer to Close................14

   6.2.  Condition Precedent to Obligations of Seller to Close................14


ARTICLE VII.  BANKRUPTCY COURT PROCEEDINGS....................................15

   7.1.  Bankruptcy Court Orders..............................................15

   7.2.  Certain Bankruptcy Undertakings by Seller............................15

   7.3.  Software License Cure and Assignment.................................15


ARTICLE VIII.  DISCLAIMER.....................................................16

   8.1.  Disclaimer...........................................................16

   8.2.  Acknowledgment.......................................................17


ARTICLE IX.  INDEMNIFICATION AND RELATED MATTERS..............................17

   9.1.  Indemnification by Seller............................................17

   9.2.  Indemnification by Buyer.............................................17

   9.3.  Determination of Damages and Related Matters.........................17

   9.4.  Notice of Indemnification............................................17

   9.5.  Indemnification Procedure for Third Party Claims.....................18

   9.6.  Exclusive Remedy.....................................................18


ARTICLE X.  TERMINATION.......................................................18

   10.1.  Termination.........................................................18

   10.2.  Effect of Termination...............................................19


ARTICLE XI.  CLOSING..........................................................19

   11.1.  Time and Place......................................................19

   11.2.  Deliveries and Proceedings at the Closing...........................19


ARTICLE XII.  MISCELLANEOUS...................................................21

   12.1.  Further Assurances..................................................21

   12.2.  Entire Agreement; Amendments; Waivers...............................21

   12.3.  Benefit; Assignment.................................................21

   12.4.  No Presumption......................................................21

   12.5.  Survival of Representations, Warranties and Covenants...............21

   12.6.  Notices.............................................................22

   12.7.  Terms Generally.....................................................23

   12.8.  Schedules; Cross-References.........................................23

   12.9.  Preamble; Preliminary Recitals......................................23

   12.10.  Counterparts; Facsimile Signatures and Headings....................23

   12.11.  Severability.......................................................23

   12.12.  No Reliance........................................................23

   12.13.  Descriptive Headings and Interpretation............................24

   12.14.  Fees and Expenses..................................................24

   12.15.  Governing Law......................................................24

   12.16.  Jurisdiction of Bankruptcy Court...................................24

   12.17.  No Finders or Brokers..............................................24

                                    EXHIBITS

Exhibit A                Operating Locations

Exhibit B                Bankruptcy Court Order/Sale Order

Exhibit C                Sale Procedure Order

Exhibit 2.3              Purchase Price Allocation



                                    SCHEDULES


Schedule 1.1(a)          Personal Property

Schedule 1.1(b)          Real Property Leases

Schedule 1.1(e)          Prepaid Services

Schedule 1.1(f)          Intellectual Property

Schedule 1.1(h)          Assigned Leases

Schedule 1.1(i)          Assigned Contracts

Schedule 1.1(k)          Nonexecutory Contracts

Schedule 1.2(a)          Sold Assets

Schedule 1.2(e)          Excluded Leased Real Property

Schedule 1.2(f)          Excluded Contracts

Schedule 1.3             Permitted Exceptions

Schedule 6.2(f)          Accrued Vacation Liability

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is made and entered into as of May 3, 2002, by MicroPatent LLC, a Delaware limited liability company (the "Buyer"), and Aurigin Systems, Inc., a California corporation and debtor-in-possession (the "Seller").

                                    RECITALS:

     WHEREAS, Seller owns various assets related to, and is engaged in, providing software solutions and services to assist customers in managing and leveraging their development of technology, as well as other content, such as scientific, legal or financial databases, corporate documents and Web pages (the "Business") at the locations listed on Exhibit A attached hereto (the "Operating Locations");

     WHEREAS, on February 1, 2002 (the "Petition Date"), an involuntary petition (a "Petition") for relief under Chapter 11 of the Bankruptcy Code was filed against Seller in the United States Bankruptcy Court for the Northern District of California (the "Bankruptcy Court").

     WHEREAS, Seller remains in possession of its assets and is authorized to continue the operation and management of the Business as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

     WHEREAS, Seller has determined to petition the Bankruptcy Court to allow Buyer to purchase and accept from Seller the Purchased Assets (as hereinafter defined) in accordance with Sections 363(f) and 365 of Title 11 of the United States Code (the "Bankruptcy Code");

     WHEREAS, the Bankruptcy Court entered an order on April 11, 2002 authorizing the sale of substantially all of the Seller's assets, scheduling an auction, and approving procedures for the auction;

     WHEREAS, subject to approval of the Bankruptcy Court, as set forth herein, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Purchased Assets, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.

                           SALE AND PURCHASE OF ASSETS

     1.1. Purchased Assets. Upon and subject to the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined), Seller agrees to sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed or delivered, to Buyer, and Buyer agrees to purchase from Seller, free and clear of all monetary liens, claims, interests, and encumbrances, except the Permitted Exceptions, pursuant to Section 363(f) of the Bankruptcy Code, all of Seller's right, title and interest in and to the following assets, properties and rights (other than Excluded Assets (as hereinafter defined)) used by Seller in the Business and which Buyer shall use to continue the Business (such assets being conveyed are hereinafter collectively referred to as the "Purchased Assets" and such Purchased Assets shall constitute substantially all of the assets of Seller):

     (a) Tangible Personal Property. All of Seller's machinery, equipment, furniture, computer equipment, routers, switches, spare parts, tools and any other tangible personal property located at Seller's business locations, network operations center or other facilities, including, without limitation, any such property in the Operating Locations set forth on Exhibit A hereto and in the possession of Seller's network provider, including, but not limited, to the property listed on Schedule 1.1(a) (the "Personal Property");

     (b) Leased Real Property. All of Seller's leasehold estate in and to the real property demised to Seller under the real property leases listed on
Schedule 1.1(b) (the "Real Property Leases"), including, without limitation, all of Seller's rights to all buildings and other improvements located on such leased real property, and all of Seller's right, title and interest in and to all easements, rights of way and to all appurtenances to such leased real property (the "Leased Real Property"), said assigned real property leases to be assumed and assigned pursuant to Section 365 of the Bankruptcy Code;

     (c) Inventories and Supplies. All inventories of Seller as of the Closing Date (as hereinafter defined), including, without limitation, raw materials, finished goods, components, office, operating and supplies (the "Inventory");

     (d) Receivables. All notes, accounts receivable, negotiable instruments and chattel paper of Seller as of the Closing Date (the "Receivables");

     (e) Prepaids; Deposits. To the extent assignable, all credits, prepaid expenses, deferred charges, advance payments, security deposits and deposits owned, used or held for use by Seller with respect to the Business, except to the extent such items relate to any of the Excluded Assets or Non-Assumed Liabilities (as hereinafter defined) (collectively, the "Prepaid Expenses"). Buyer shall perform all services for clients and customers for which Seller has been paid but has yet to perform in accordance with the terms of the applicable agreement to the extent such contracts are identified in Schedule 1.1(e) (the "Prepaid Services");

     (f) Intellectual Property. Any intellectual property and related assets, including (i) telephone and telecopier numbers, e-mail addresses and all internet domain names (including, without limitation, such domain names as set forth on Schedule 1.1(f)), (ii) all foreign and domestic patents, patent rights, patent disclosures, and statutory invention registrations, including all reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, and all improvements thereto, including, without limitation, those set forth on Schedule 1.1(f), all service marks, trademarks (including, without limitation, such trademarks as set forth on Schedule 1.1(f)), tradenames (including, without limitation, such tradenames as set forth on Schedule 1.1(f)), trade dress, all product names, all assumed or fictitious names and the logos associated therewith, copyrights (whether registered or unregistered), applications for and renewals of all of the foregoing, licenses and other contractual rights with respect to the foregoing, and other such property and intangible rights owned, used or held for use by Seller, including financial and marketing business data, pricing and cost information, business and marketing plans and customer and suppliers lists, together with the goodwill of the Business in connection with which such trademarks, tradenames, product names and service marks are used and (iii) all computer software, including source code, object code, comments, user interfaces, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto and associated therewith owned by Seller, and used or held for use by the Business (collectively, the "Intellectual Property");

     (g) Technology. All technology including all formulae, processes, procedures, designs, ideas, research records, inventions (whether or not patentable), records of inventions, test information, technical information, engineering data, marketing know-how, proprietary information, manufacturing information, know-how, and trade secrets and all related manuals, books, files, journals, models, instructions, patterns, drawings, blueprints, plans, designs specifications, equipment lists, parts lists, descriptions, data and art work owned, used or held for use by Seller (collectively, the "Technology");

     (h) Personal Property Leases. All of Seller's right, title and interest under all leases listed on Schedule 1.1(h) (the "Personal Property Leases"), together with the Real Property Leases (collectively referred to herein as the "Assigned Leases") said assigned leases to be assumed and assigned pursuant to
Section 365 of the Bankruptcy Code;

     (i) Assigned Contracts. All rights that Seller may have under any and all agreements, contracts, purchase orders and purchase contracts, sales orders and sales contracts, quotations and bids, distribution agreements, licenses (including, without limitation licenses to software), non-disclosure or confidentiality agreements, arrangements and installation and service agreements and any amendments, notices, letters or other agreements related thereto, including, without limitation, those contracts set forth on Schedule 1.1(i) (collectively referred to herein as the "Assigned Contracts") said assigned contracts to be assumed and assigned pursuant to Section 365 of the Bankruptcy Code, it being understood that notwithstanding anything to the contrary herein, Buyer has the right in its sole and absolute discretion to remove any Assigned Contract from Schedule 1.1(i) prior to the Closing Date and with respect to such Assigned Contract so removed from Schedule 1.1(i), Buyer will have no liability whatsoever;

     (j) Customer Lists. All of Seller's customer lists and any other similar list of current or former customers, whether in electronic form or otherwise (the "Customer Lists") including, without limitation, all names, addresses, identifying records, payment history, market research, product specifications and former customer lists, and all computer or other databases containing subscriber information;

     (k) Nonexecutory Contracts. All contracts which, on the date hereof, Seller had fully performed all duties and obligations thereunder, while the duties and obligations of non-Seller parties to such contracts remain unperformed, including, without limitation, the contracts listed on Schedule 1.1(k) ("Nonexecutory Contracts");

     (l) Permits. To the extent assignable, all permits (including all franchises, approvals, authorizations, licenses, orders, registrations, certificates, variances, exemptions and other similar permits or rights), obtained from any governmental entity relating to the conduct of the Business and all pending applications therefor (collectively, the "Permits");

     (m) Claims. Except as provided for in Section 1.2(c) herein, all rights or causes of action arising out of occurrences before or after the Closing Date and related to any portion of the Business, including third party warranties and guarantees and all related claims, credits, rights of recovery and set-off and other similar contractual rights, as to third parties held by or in favor of Seller and arising out of, resulting from or relating to the Business or the Purchased Assets except to the extent such rights or choses in action relate to liabilities which are not Assumed Liabilities; and all rights to insurance and condemnation proceeds relating to the damage, destruction, taking or other impairment of the Purchased Assets which damage, destruction, taking or other impairment occurs on or prior to the Closing;

     (n) Records. All of Seller's books, records, ledgers, files, documents (including originally executed copies of written contracts, customer and supplier lists, correspondence, memoranda, forms, lists, plats, architectural plans, drawings and specifications (including engineering drawings, plans, specifications and other documents related to capital improvements and equipment expansions and modifications and other similar capital projects)), copies of documents evidencing Intellectual Property or Technology, new product development materials, creative materials, advertising and promotional materials, studies, reports, sales and purchase correspondence, photographs, records of plant operations and materials used, quality control records and procedures, equipment maintenance records, manuals and warranty information, research and development files, data and laboratory books, inspection processes, in each case, whether in hard copy or magnetic format and in each instance, to the extent used or held for use with respect to the Business, subject to right of Seller (and, as appropriate, its professionals), in the exercise of its fiduciary duties, to have reasonable access to, or copies of, the records; and

     Notwithstanding the inclusion of any Assigned Leases or Assigned Contracts in this definition of Purchased Assets, Buyer may decide in its sole and absolute discretion to not purchase (through assumption and assignment) any of the foregoing Assigned Leases or Assigned Contracts. Buyer will give notice of such determination prior to the Closing Date. Notwithstanding any election by Buyer to not purchase any of the Assigned Leases or Assigned Contracts, such election shall not relieve Buyer of its obligations (i) to pay the Cure Amounts (as defined herein) or (ii) to assume Seller's obligations under the Senior Loan and Security Agreement between Seller and Phoenix Leasing Incorporated.

     1.2. Excluded Assets. Notwithstanding the foregoing, the following assets, properties and rights of Seller are retained by Seller and are expressly excluded from the purchase and sale contemplated by this Agreement (collectively, the "Excluded Assets"):

     (a) Sold Assets. Any assets sold outside the ordinary course of business from and after the Petition Date and as of the date hereof as listed on Schedule 1.2(a) hereto;

     (b) Unrelated Records; Bankruptcy Records. All of Seller's (i) financial and accounting books and records, although Buyer is entitled to copies of the same, (ii) books and records not related to the Business, (iii) books and records related to the Excluded Assets and Non-Assumed Liabilities, and (iv) financial and accounting books and records relating to Seller's bankruptcy case;

     (c) Claims Related to Excluded Assets or Non-Assumed Liabilities. All claims and causes of action (including any claim under any insurance policy issued to any Seller under which any Seller is named as a beneficiary or loss payee) to the extent related to (i) any Excluded Asset or Non-Assumed Liability and necessary for Seller to get the benefit of any Excluded Asset or to the extent available as a defense, counterclaim, cross-claim, offset or third-party claim in connection with a Non-Assumed Liability and (ii) any officer, director or shareholder, except with respect to the transactions contemplated hereby;

     (d) Claim of Seller's Estates. All claims and causes of action of the estates of Seller against third parties arising under the provisions of Sections 541 through 553 of the Bankruptcy Code;

     (e) Other Assets. All Leased Real Property not listed on Schedule 1.1(b) and including the Leased Real Property listed on Schedule 1.2(e), as well as all executory contracts and unexpired leases not assumed by Seller and assigned to Buyer pursuant to the Sale Order or this Agreement;

     (f) Certain Contracts. All agreements, contracts, purchase orders and purchase contracts, sales orders and sales contracts, quotations and bids, distribution agreements, licenses (including, without limitation licenses to software), arrangements and installation and service agreements and any amendments, notices, letters or other agreements related thereto set forth on
Schedule 1.2(f);

     (g) Insurance Policies. All insurance policies and rights thereunder, including, without limitation, claims, reserves, refunds and other rights on or with respect to insurance policies of Seller, other than those insurance policies, if any, assumed and assigned pursuant to this Agreement and listed on
Schedule 1.1(i);

     (h) Organizational Records. Seller's formal corporate records, including their articles of incorporation, by-laws, minute books, corporate books, stock transfer records and other records having to do with the corporate organization of Seller; and

     (i) Taxes and Tax Returns. The Tax (as hereinafter defined) attributes of Seller (including any Tax refund or net operating losses) and any Tax Returns (as hereinafter defined) of Seller and copies of its accountants' work papers prepared with respect thereto.

     (j) Purchase Price and Cash. The Purchase Price being delivered by Buyer pursuant to this Agreement, as well as any cash, cash equivalents and bank deposits in possession of Seller at 11:59 p.m. on the day prior to the Closing Date.

     1.3. Title Transfer. As of the Closing, Seller shall transfer to Buyer the Purchased Assets, with good and valid title, free and clear of all liens, claims, interests, and encumbrances, except the permitted exceptions listed on Schedule 1.3 (the "Permitted Exceptions"), pursuant to Sections 363(f) and 365 of the Bankruptcy Code. All Assigned Leases and Assigned Contracts shall be transferred with all defaults cured or waived.

1.4. Assumed Liabilities; Non-Assumed Liabilities.

     (a) From and after the Closing, Buyer agrees to assume and discharge or perform when due all liabilities and obligations that accrue and are required to be performed after the Closing Date pursuant to the Assigned Leases, the Assigned Contracts and the Permits (the "Assumed Liabilities").

     (b) Other than the Assumed Liabilities, Buyer shall not assume or be bound by or be obligated or responsible for any duties, responsibilities, commitments, expenses, obligations or liabilities of Seller or relating to the Purchased Assets or the Business (or which may be asserted against or imposed upon Buyer as a successor or transferee of Seller as an acquirer of the Purchased Assets or the Business or otherwise as a matter of law) of any kind or nature (fixed or contingent, known or unknown, warranties, employee benefit plan obligations or claims) (the "Non-Assumed Liabilities"). Without limiting the generality of the foregoing, Non-Assumed Liabilities shall include any and all principal, accrued interest and other obligations of Seller due or to become due pursuant to the Loan Agreement, dated as of April 17, 2002, between Seller and Reuters' Greenhouse Fund, L.P. (the "DIP Loan Agreement").

                                   ARTICLE II.

                       CONSIDERATION AND MANNER OF PAYMENT

     2.1. Purchase Price. The aggregate purchase price (the "Purchase Price") to be paid by Buyer to Seller for the Purchased Assets and the assumption of the Assumed Liabilities is an amount equal to (i) Twelve Million Four Hundred Forty Nine thousand dollars ($12,449,000), less any amounts wired by the Buyer to the Seller prior to the Closing Date, in cash (the "Asset Purchase Price") plus (ii) such amount as may be necessary to satisfy the claims of Broadview International ("Broadview"), in connection with certain financial advisory services provided to Seller by Broadview (the "Broadview Amount"), and shall be payable in accordance with Section 2.2 below plus (iii) the Cure Amounts (as defined below) pursuant to the Cure Agreements (as defined below) plus (iv) the Employee Cure Amounts (as defined below) plus (v) the assumption of the obligation by Seller to perform the Prepaid Services.

     2.2. Payment of Purchase Price. At the Closing, Buyer shall pay (i) the Asset Purchase Price via wire transfer of immediately available funds to an account or accounts of Seller at a bank or banks specified by Seller, (ii) the Broadview Amount via wire transfer of immediately available funds to an account or accounts of Broadview at a bank or banks specified by Broadview and (iii) the Cure Amounts via wire transfer of immediately available funds to such accounts at such banks specified by the counterparties to the Cure Agreements.

     2.3. Purchase Price Allocation. The Purchase Price shall be allocated among the Purchased Assets as set forth on Exhibit 2.3. The parties agree to report on their respective Tax

Returns the transactions which are subject to this Agreement in a manner consistent with the allocation set forth on Exhibit 2.3.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as follows:

     3.1. Organization. Seller is a corporation validly existing under the laws of the State of California and has all requisite power and authority to own, operate and lease its properties, to carry on its business substantially as it is being conducted on the date hereof and to consummate the transactions contemplated hereby to be performed by it, subject in any event to the requirements of the Bankruptcy Code.

     3.2. Authorization. Subject to approval of the Bankruptcy Court, Seller has requisite corporate power and authority to execute, deliver and perform this Agreement, the other agreements and documents contemplated hereby and consummate the transactions contemplated hereby. Seller has taken all actions required of Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Subject to the above exception, this Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller except that the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

     3.3. Assigned Contracts; Assigned Leases.

     (a) Subject to Section 365 of the Bankruptcy Code and the order approving and authorizing, among other things, Seller's sale of the Business to the Buyer (the "Sale Order"), and to the best of Seller's knowledge each of the Assigned Contracts and Assigned Leases is in full force and effect in accordance with its terms, and that as of the Closing Date, Seller shall have cured any and all material defaults with respect to the Assigned Leases and the Assigned Contracts as required by Section 365(b) of the Bankruptcy Code (except with respect to paying the Cure Amounts for the Cure Agreements) and, as of the time of the Closing, there will not be, under any Assigned Contract or any Assigned Lease any existing material default, event of default or other event which, with or without due notice or lapse of time or both, would constitute a material default or event of default on Seller other than the obligation to cure described above.

     (b) Subject to and by virtue of Section 365 of the Bankruptcy Code and the Sale Order, and to the best of Seller's knowledge each of the Assigned Contracts and Assigned Leases is fully assignable to Buyer without the consent, approval or waiver of any other person.

     (c) Subject to Section 365 of the Bankruptcy Code, the Sale Procedure Order (as hereinafter defined) and the Sale Order, and to the best of Seller's knowledge adequate and proper notice of the assumption and assignment shall have been given to each Party to the Assigned Contracts and Assigned Leases and to all other parties in interest as required by law or court orders.

     3.4. Real Property. Seller does not own any real property.

     3.5. All Assets. To the best knowledge of Seller and except for the Excluded Assets, the Purchased Assets (including any assets, properties and rights subject to any Contract included in the Purchased Assets) constitute all the assets, properties and rights owned in connection with the conduct of the Business. None of the Purchased Assets are owned, in whole or in part, by any person other than Seller.

     3.6. No Violation of Laws or Agreements. To the best knowledge of Seller and subject to entry of the Sale Order, the execution and delivery by Seller of this Agreement and other documents contemplated hereby to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated herein will not violate in any material respect, any statute or Law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Seller is subject or any contract, instrument or other agreement to which Seller is a party.

     3.7. Conduct of Business in Compliance with Law. To the best knowledge of Seller, the conduct of the Business is and has been in compliance with all Laws (as defined below), except where the failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect (as defined below) on Seller. The Business has all Permits necessary for the conduct of the Business as currently conducted, other than items the absence of which would not have a Material Adverse Effect on Seller. It is expressly understood that nothing in this Section 3.7 is intended to address any compliance issue that is specifically addressed by any other representation or warranty set forth herein. "Laws" shall mean any federal, state, provincial, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law. "Material Adverse Effect" shall mean any event that has or may be reasonably expected to have a material adverse effect upon the business, properties, assets condition (financial or otherwise), results of operations or prospects of Seller, other than events that customarily occur as a result of events following the commencement of a Chapter 11 case.

     3.8. Full Disclosure. To the best knowledge of Seller, no representation or warranty by Seller in this Agreement and no exhibit, document, statement, certificate or schedule furnished or to be furnished to Buyer by Seller pursuant hereto, or in connection with the transactions contemplated hereby, or any other items or materials delivered or made available in connection with Buyer's investigation, contains or will contain on the Closing Date any untrue statement of a material fact, or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein or therein not misleading, or necessary to provide adequate and complete information as to the Purchased Assets and the Business.

                                   ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     4.1. Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2. Authorization. Buyer has full limited liability company power and authority, subject only to the entry of the Sale Order, to execute, deliver and perform this Agreement, and the execution, delivery and performance by Buyer of this Agreement have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and, as of the Closing Date, any other documents to which Buyer is a party will be duly executed and delivered by Buyer. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. As of the Closing Date, any other Transaction Documents to which Buyer is a party will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms.

     4.3. No Violation of Laws or Agreements. The execution, delivery and performance by Buyer of this Agreement and any other documents to which Buyer is a party do not, and the consummation by Buyer of the transactions contemplated hereby and thereby, will not violate any Laws or agreements.

     4.4. Consents. Except for entry of the Sale Order, no consent, approval or authorization of, or registration or filing with, any person (government or private) is required in connection with the execution, delivery and performance by Buyer of this Agreement, and other documents to which Buyer is a party, or the consummation by Buyer of the transactions contemplated hereby.

                                   ARTICLE V.

                              ADDITIONAL COVENANTS

     5.1. Conduct of Business. Except as otherwise specifically permitted by this Agreement or with the prior written consent of Buyer, or if waived by Buyer, from and after the date of this Agreement and until the Closing Date, Seller agrees that:

     (a) Seller shall:

     (i) conduct the Business as presently conducted and only in the ordinary and usual course of business and consistent with good business practice and in conformity with all applicable Laws;

     (ii) use its commercially reasonable efforts to maintain and renew as necessary all insurance regarding the Business or the Purchased Assets;

     (iii) use its best efforts to preserve the business organization of the Business substantially intact, to keep available to Buyer the services of its employees, and to preserve for Buyer the goodwill of the suppliers, distributors, customers and others having business relationships with the Business;

     (iv) perform all post-petition obligations of Seller under the Assigned Leases and under the Assigned Contracts in all material respects and such Assigned Leases and Assigned Contracts shall not be amended, altered or modified in any material respect without the express written consent of Buyer; and

     (v) use its commercially reasonable efforts to preserve the Purchased Assets, as such assets exist as of the date hereof, subject to normal wear and tear and usage in the ordinary course of business.

     (b) Seller shall not:

     (i) change or modify in any material respect existing inventory management or credit and collection policies, procedures and practices with respect to accounts receivable;

     (ii) change any compensation or benefits or grant any material new compensation or benefits payable to or in respect of any employee of the Business or enter into any employment or severance agreement with any employee (except for the Employee Bonus Program, as set forth in the DIP Loan Agreement); provided, however, this shall not prohibit Seller from taking any of the foregoing actions so long as such compensation or benefit shall only be payable after Closing and only through the use of Excluded Assets;

     (iii) materially change any of Seller's method of accounting or keeping its books of account or accounting practices with respect to the Business, except as required by United States generally accepted accounting principles, consistently applied;

     (iv) take or omit to take any action which if taken or omitted prior to the date hereof would constitute or result in a breach of any representations or warranties of Seller set forth herein;

     (v) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), except as provided in the Budget (as defined in the DIP Loan Agreement);

     (vi) incur or assume any liabilities, obligations or indebtedness for borrowed money, other than performance of Assigned Leases and Assigned Contracts in the ordinary course of business consistent with past practice or that will constitute Non-Assumed Liabilities;

     (vii) enter into or amend any Assigned Lease or Assigned Contract (or agreement that would be an Assigned Lease or Assigned Contract) except in the ordinary course of business consistent with past practice or without the consent of Buyer;

     (viii) acquire, sell, lease, transfer or dispose of any assets used or held for use in the Business, other than (A) sales of inventory in the ordinary and usual course of business as conducted since the filing of the Bankruptcy Case, or (B) purchases of goods for use in the Business in the ordinary and usual course of Business as conducted since the filing of the Bankruptcy Case;

     (ix) disclose to any third party or enter into any license or agreement to disclose to any third party any Intellectual Property, except in the ordinary and usual course of business and pursuant to written confidentiality agreements;

     (x) enter into any labor agreement; or

     (xi) agree in writing or otherwise to take any of the foregoing actions.

     5.2. Mutual Covenants. The parties hereto mutually covenant (and subject to the other terms of this Agreement):

     (a) from the date of this Agreement to the Closing Date, to cooperate with each other in determining whether filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents (each party hereto shall furnish to the other and to the other's counsel all such information as may be reasonably required in order to effectuate the foregoing action);

     (b) after the Closing Date, each of the parties hereto will give, or cause to be given, to the other and/or the other's representatives, during normal business hours: (i) reasonable access to its personnel, properties, titles, contracts, books, records, files and documents (collectively, the "Documentation"); provided, however, Seller shall only be entitled to such reasonable access from Buyer as required in connection with the transactions contemplated hereby; and (ii) at the requesting party's expense, copies of such Documentation, as necessary to allow the requesting party to obtain information in connection with any claims, demands, other audits, suits, actions or proceedings by or against such requesting party as the owner and operator of the Purchased Assets and the Business including, without limitation, in connection with Seller's bankruptcy proceedings. In connection with access to the records of a party's accountants, the requesting party shall execute and deliver such "hold harmless" agreements as the party's accountants may reasonably request; and

     (c) from the date of this Agreement to the Closing Date, to advise the other parties promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner.

     5.3. Filings and Authorizations. The parties hereto shall, as promptly as practicable, cause to be made all such filings and submissions as may be required to consummate the terms of this Agreement. Seller and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, any governmental entity, and shall comply promptly with any such inquiry or request.

     5.4. Access to Information; Confidentiality.

     (a) Prior to and through the date on which the Sale Order is entered by the Bankruptcy Court, Seller shall cooperate with Buyer during its due diligence investigation and shall give Buyer and its representatives (including Buyer's accountants, consultants, counsel and employees), upon reasonable notice and during normal business hours, full access to the properties (including any Leased Real Property), contracts, leases, equipment, employees, affairs, books, documents, records and other information of Seller to the extent relating to the Business and the Purchased Assets, and shall cause their respective officers, employees, agents and representatives to furnish to Buyer all available documents, records and other information

(and copies thereof), to the extent relating to the Business and the Purchased Assets, as Buyer may reasonably request. Seller shall use its best efforts to ensure that all such information is accurate and shall promptly inform Buyer upon discovery of any inaccuracies in such information.

     (b) Seller agrees to use good faith efforts to (i) obtain consent from any third party with respect to a restriction against allowing Buyer to receive and review any contract, agreement or lease of Seller and (ii) if Seller is unable to obtain such consent, Seller will immediately request relief from the Bankruptcy Court permitting Buyer to receive and review any affected contract, agreement or lease.

     (c) Information obtained by Buyer or its representatives pursuant to this Agreement, or otherwise in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, shall be subject to the provisions of the Nondisclosure Agreement between Buyer and Seller.

     5.5. Public Announcement. Subject to the provisions of the Bankruptcy Code, no party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto (which will not be unreasonably withheld or delayed), unless counsel to such party advises that such announcement or statement is required by law (in which case the parties hereto shall make reasonable efforts to consult with each other prior to such required announcement).

     5.6. Taxes.

     (a) Seller shall be responsible for all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, territorial, local or foreign taxing authority, including income, gross receipts, excise, property, sales, transfer, franchise, payroll, withholding, social security and other taxes, and shall include any interest, penalties or additions attributable thereto ("Taxes") in connection with, relating to or arising out of the Business or the ownership of the Purchased Assets attributable to taxable periods, or portions thereof, ending on or before the Closing, which Taxes shall be a Non-Assumed Liability. Buyer shall be responsible for all Taxes in connection with, relating to or arising out of the Business or ownership of the Purchased Assets attributable to taxable periods, or portions thereof, from and after the Closing. All state and local sales and use Taxes shall be paid by Seller.

     (b) All transfer and documentary Taxes and recording fees and Taxes applicable to the transactions contemplated hereby (the "Transfer Taxes") shall, subject to Seller's best efforts to obtain an exemption from such Transfer Taxes pursuant to Section 1146(c) of the Bankruptcy Code in the Sale Order, be paid by Seller.

     (c) Seller and Buyer shall (i) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any return, report, information return or other document (including any related or supporting information) ("Tax Return"), any audit or other examination by any taxing authority or any judicial or administrative proceeding with respect to Taxes, (ii) retain and provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding, and (iii) provide the other with any final determination of any such audit or examination proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period (which shall be maintained confidentially).

     5.7. Consents. Each party hereto will use its reasonable commercial efforts and will cooperate with the other party hereto to obtain all consents required from third persons, whose consent or approval is required pursuant to any Assigned Contract, Assigned Lease or Permit to consummate the transaction contemplated hereby provided it shall be the responsibility of Seller to obtain any necessary consents.

     5.8. Good Faith Efforts. Without limiting the specific obligations of any party hereto under any covenant or agreement hereunder, each party hereto shall use its good faith efforts to take all action and do all things necessary to consummate the transactions contemplated in this Agreement on or before May 15, 2002.

     5.9. Employees. Seller will permit Buyer to offer employment to none, some or all of Seller's employees prior to the Closing Date, in Buyer's sole and absolute discretion; provided, however, it shall be a condition precedent to each such offer of employment that the Closing shall have occurred. Buyer shall have full and absolute discretion in determining the terms, conditions and benefits relating to such employment and nothing contained in this Agreement shall obligate Buyer to continue the employment of any employee of Seller. Nothing in this Section 5.9 is intended to create any claim or right against Buyer on the part of any employee of Seller and no such employee shall be entitled to assert any claim or right hereunder. Seller is solely responsible for any obligations under the Worker Adjustment and Retraining Notification Act arising from the sale and the effects of the sale on the employment of Seller's employees. All employees, if any, to whom Buyer offers employment are referred to herein as "Business Employees".

     5.10. COBRA Liability. Seller agrees that following the Closing, Buyer is not responsible for any continuation of medical coverage obligations that may arise under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

     5.11. Further Assurances. From time to time after the Closing and without further consideration, the parties, at Buyer's request, will execute and deliver such other instruments of conveyance and transfer or other instruments or documents, and take or arrange for such other actions, as may reasonably be required to effect any of the transactions contemplated by this Agreement or to provide any party hereto with the benefits intended to be conferred and conveyed by this Agreement. The parties undertake, for a period of two years (or the applicable statute of limitations) after the Closing Date, to retain at their own expense all records and documents relating to the Purchased Assets and to make such records and documents available for inspection and copying at reasonable times and upon reasonable notice, at the expense of the requesting party; provided, however, no party shall be required to make available records and documents which it is prohibited to make available by law.

                                   ARTICLE VI.

                                   CONDITIONS

     6.1. Conditions Precedent to Obligations of Buyer to Close. The obligations of Buyer under this Agreement to consummate the transactions contemplated hereby are not subject to any conditions.

     6.2. Condition Precedent to Obligations of Seller to Close. The obligations of Seller to sell the Purchased Assets and to consummate the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Seller in its sole discretion):

     (a) Representations, Warranties and Covenants. Each of the representations and warranties of Buyer contained in this Agreement and in any certificate, document or other instrument delivered in connection herewith shall be true and correct at and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing (which need only be true and correct as of such date or time). Each covenant and other agreement of Buyer contained in this Agreement or in any agreement delivered pursuant to this Agreement, which in each case, is required to be performed at or prior to the Closing, shall have been performed and satisfied.

     (b) Consents and Approvals Required by Law. Seller shall have obtained all statutory and regulatory consents and approvals which are required under any applicable law in order to consummate the transactions contemplated hereby.

     (c) Release. A release shall be executed by Broadview, which release shall be in form and substance reasonably satisfactory to Seller.

     (d) No Injunctions. No court of governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or non-appealable judgment, decree, injunction or other order that is in effect on the Closing Date and prohibits the consummation of the Closing.

     (e) Documents. Buyer shall have delivered to Seller all certificates, instruments, contracts and other documents specified to be delivered by Buyer hereunder.

     (f) Financial Ability. Buyer shall have provided a letter to Seller stating that Buyer has the financial ability to complete the transactions contemplated in this Agreement.

     (g) Cure Amounts. The Cure Amounts, the aggregate amount of which is $321,000, shall have been paid by Buyer to each of inXight, Excelon and Hummingbird.

     (h) Employee Releases; Accrued Vacation Liability. Buyer shall have paid to Seller an amount not to exceed $200,000 in the aggregate in satisfaction of Seller's accrued vacation liability through January 31, 2002 with respect to all employees of Seller employed by

Seller as of the date hereof ("Employee Cure Amounts"). Each such employee and their respective amount of accrued vacation liability is set forth on Schedule 6.2(f).

                                  ARTICLE VII.

                          BANKRUPTCY COURT PROCEEDINGS

     7.1. Bankruptcy Court Orders.

     (a) On April 11, 2002, the Bankruptcy Court entered an Order (i) Shortening Time and Fixing Date, Time and Place Of Hearing To Consider Motion For An Order Pursuant To (A) Sections 363(B), 363(F) And 1146(C) Of The Bankruptcy Code And Fed.R. Bankr P. 2002(A)(2), 9006(C) and 6004, Authorizing Debtor's Sale Of Substantially All Of Its Assets Free and Clear of All Liens, Claims, Encumbrances and Other Interests and (B) Pursuant To Section 365 Of The Bankruptcy Code and Fed. R. Bankr. P. 6006, Authorizing Debtor's Assumption and Assignment Of Certain Unexpired Leases And Executory Contracts In Connection Therewith, (ii) Authorizing The Debtor To Conduct An Auction To Sell Such Assets, (iii) Approving Bidding Procedures and (iv) Fixing Manner and Extent Of Notice Of Such Auction and Hearing (the "Sale Procedures Order".) The Sale Procedures Order shall govern the bidding procedures and the auction which will be conducted on May 3, 2002.

     (b) Seller shall provide notice of any hearing on the motion to approve the sale of substantially all of its assets and auction in accordance with the Sale Procedures Order.

     7.2. Certain Bankruptcy Undertakings by Seller.

     (a) From and after the date hereof, except as ordered by the Bankruptcy Court, Seller shall neither take any action, nor fail to take any action, which action or failure to act would reasonably be expected to (i) prevent or impede the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement; or (ii) result in (A) the reversal, avoidance, revocation, vacating or modification (in any manner that would reasonably be expected to materially and adversely affect Buyer's rights hereunder), or (B) the entry of a stay pending appeal.

     (b) Seller shall, in good faith, use its best efforts and with the cooperative efforts of Buyer, attempt to obtain the Sale Order.

     7.3. Software License Cure and Assignment.

     (a) inXight Software License. Buyer shall negotiate in good faith with InXight Software Inc. ("inXight") to enter into a Software License Cure and Assignment Agreement and pursuant to which:

     (i) Upon the payment set forth in Section 7.3(a)(ii) below by Buyer of the amount necessary to both cure any and all prepetition and postpetition arrearages to inXight and to transfer the inXight software license to Buyer (the "inXight Software License Cure and Assignment Amount"), inXight shall (A) permit assumption of the inXight Software License by

Seller and assignment to Buyer free and clear of all liens and encumbrances and
(B) waive all claims against Seller under the inXight Software License between Seller and inXight; and

     (ii) Buyer shall pay directly to inXight, on Seller's behalf, the inXight Software License Cure and Assignment Amount in cash.

     (b) Excelon Software License. Buyer shall negotiate in good faith with eXcelon Corporation ("Excelon") to enter into a Software License Cure and Assignment Agreement and pursuant to which:

     (i) Upon the payment set forth in Section 7.3(b)(ii) below by Buyer of the amount necessary to both cure any and all prepetition and postpetition arrearages to Excelon and to transfer the Excelon software license to Buyer (the "Excelon Software License Cure and Assignment Amount"), Excelon shall (A) permit assumption of the Excelon Software License by Seller and assignment to Buyer free and clear of all liens and encumbrances and (B) waive all claims against Seller under the Excelon Software License between Seller and Excelon; and

     (ii) Buyer shall pay directly to Excelon, on Seller's behalf, the inXight Software License Cure and Assignment Amount in cash.

     (c) Hummingbird Software License. Buyer shall negotiate in good faith with Inso Chicago Corporation ("Hummingbird") to enter into a Software License Cure and Assignment Agreement (together with the Software License Cure and Assignment Agreements with inXight and Excelon, the "Cure Agreements"), and pursuant to which:

     (i) Upon the payment set forth in Section 7.3(c)(ii) below by Buyer of the amount necessary to both cure any and all prepetition and postpetition arrearages to Hummingbird and to transfer the Hummingbird software license to Buyer (the "Hummingbird Software License Cure and Assignment Amount"; together with the inXight and Excelon Software License Cure and Assignment Amounts, the "Cure Amounts"), Hummingbird shall (A) permit assumption of the Hummingbird Software License by Seller and assignment to Buyer free and clear of all liens and encumbrances and (B) waive all claims against Seller under the Hummingbird Software License between Seller and Hummingbird; and

     (ii) Buyer shall pay directly to Hummingbird, on Seller's behalf, the Hummingbird Software License Cure and Assignment Amount in cash.

                                  ARTICLE VIII.

                                   DISCLAIMER

     8.1. Disclaimer. Seller is transferring the Purchased Assets to Buyer, and Buyer has agreed to purchase and accept the Purchased Assets on an "as is and where is" basis as of the Closing, and other than the express representations and warranties contained in this Agreement, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES EITHER EXPRESS OR IMPLIED OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE.

     8.2. Acknowledgment. Buyer acknowledges that it is aware that, at the Closing, the Purchase Price may be paid by Seller to the creditors of Seller, and following the Closing, Seller may remain without any assets, properties and rights against which Buyer can make any claim for breach of contract or otherwise.

                                   ARTICLE IX.

                       INDEMNIFICATION AND RELATED MATTERS

     9.1. Indemnification by Seller. Subject to the provisions of this Article IX and if (but only if) the Closing is consummated, Seller agrees to indemnify and hold Buyer, its officers, directors, advisors and Affiliates (collectively, the "Buyer Indemnified Parties") harmless from and against all Damages resulting from or arising out of:

     (a) any claims by any person purporting to have acted as a broker, finder or financial advisor for Seller for any fees, commissions or like payment based in any way on any agreement or arrangement made by or on behalf of Seller;

     (b) the Non-Assumed Liabilities; and

     (c) the Transfer Taxes.

     9.2. Indemnification by Buyer. Subject to the provisions of this Article IX and if (but only if) the Closing is consummated, Buyer agrees to indemnify and hold Seller, its officers, directors, advisors and Affiliates (collectively, the "Seller Indemnified Parties") harmless from and against all Damages resulting from or arising out of:

     (a) any claims by any person purporting to have acted as a broker, finder or financial advisor for Buyer for any fees, commissions or like payment based in any way on any arrangement or agreement made by or on behalf of Buyer; and

     (b) the Assumed Liabilities.

     9.3. Determination of Damages and Related Matters. In calculating any amounts payable pursuant to Sections 9.1 and 9.2 hereof, Seller or Buyer, as the case may be, shall receive credit for (a) any Tax benefit allowable as a result of the facts giving rise to the claim for indemnification, and (b) any insurance recoveries, and no amount shall be included for Buyer's or Seller's, as the case may be, special, consequential or punitive damages.

     9.4. Notice of Indemnification. In the event any legal proceeding shall be instituted or any claim or demand shall be asserted by any Buyer Indemnified Party entitled to indemnification or any Seller Indemnified Party entitled to indemnification in respect of which payment may be sought under the provisions of this Article IX or for breach of any of the representations and warranties set forth herein, Buyer Indemnified Party entitled to indemnification or any Seller Indemnified Party entitled to indemnification seeking indemnification (the "Indemnitee") shall promptly cause written notice of the assertion of any such claim of which it has knowledge which it reasonably believes to be covered by this indemnity to be forwarded to Seller or Buyer, as the case may be (the "Indemnitor"); provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnitor has actually been prejudiced as a result of such failure. Subject to the foregoing, any notice of a claim by reason of any of the covenants contained in this Agreement shall state specifically the covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnitor by reason of the claim. Any claim for indemnification by Seller against Buyer or Buyer against Seller, as the case may be, shall be settled exclusively and finally by the Bankruptcy Court. For the avoidance of doubt, no party hereto may seek indemnification under the provisions of this Article IX unless a legal proceeding shall have been instituted or a claim or demand shall have been asserted.

     9.5. Indemnification Procedure for Third Party Claims. Except as otherwise provided herein, in the event of the initiation of any legal proceeding against an Indemnitee by a Third Party, the Indemnitor shall have the right after the receipt of notice, at its option and at its own expense, to be represented by counsel (which counsel shall be reasonably satisfactory to the Indemnitee) and to defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any Damage Indemnified against hereunder, provided, however, (i) that the Indemnitor exercises such option in writing within 30 days of receipt of notice; and (ii) that the Indemnitee may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnitee defends against or otherwise deals with any such proceeding, claim or demand, the Indemnitee may retain counsel (reasonably satisfactory to Indemnitor) at the expense of the Indemnitor and control the defense of and settlement of such proceeding; provided, that the Indemnitor shall nevertheless indemnify the Indemnitee for the full amount of the Damages relating to such proceeding, claim or demand and provided, further, that the Indemnitee shall give the Indemnitor twenty (20) days written notice prior to entering into any such settlement and shall not settle any such claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld and which consent shall be deemed to have been granted if the Indemnitor fails to respond to the Indemnitee's properly noticed request for such consent. If the Indemnitee shall settle any such proceeding without the consent of the Indemnitor, the Indemnitee shall thereafter have no claim against the Indemnitor under this Article IX with respect to any Damages occasioned by such settlement.

     9.6. Exclusive Remedy. The exclusive remedy available to a party hereto in respect of the matters covered by Section 9.1 or 9.2 hereof shall be to proceed in the manner and subject to the limitations contained in this Article IX.

                                   ARTICLE X.

                                   TERMINATION

     10.1. Termination. This Agreement and the transactions contemplated hereby may be terminated, as follows:

     (a) at any time prior to the Closing Date by the mutual consent of Buyer and Seller;

     (b) at any time prior to the Closing Date by Buyer if Seller alters, amends or breaches any of the covenants in Section 5.1, is in breach of any material covenant, representation, undertaking or warranty;

     (c) at any time prior to the Closing Date by Seller if Buyer is in breach of any material covenant, representation or warranty or if it appears that a condition set forth in Section 6.2 is impossible (other than through the failure of Seller to comply with their obligations under this Agreement) to satisfy and Seller has not waived such condition in writing on or before the Closing Date;

     (d) by Buyer if the Closing has not occurred on or before May 15, 2002, unless a later date is agreed in writing by Buyer; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall be suspended if Buyer's failure to fulfill any material obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date until the fifth (5th) business day after such failure has been cured;

     (e) by Buyer if Seller refuses to close for any reason whatsoever;

     10.2. Effect of Termination. In the event of the termination of this Agreement, no party hereto shall have any liability or obligation to the other party hereto, any of its creditors and equity holders or any other party except that neither party shall be relieved of liability for any breach by it of its obligations hereunder occurring prior to such termination.

                                   ARTICLE XI.

                                     CLOSING

     11.1. Time and Place. The closing of the transactions contemplated under this Agreement (the "Closing") shall take place at the offices of William C. Lewis in 510 Waverly St., Palo Alto, CA 94301, or such other reasonable location as Seller shall designate on the second (2nd) business day after the date that the Sale Order is entered by the Bankruptcy Court, or on such other date as the parties may mutually agree in writing (such date on which the Closing occurs hereinafter is referred to as the "Closing Date").

     11.2. Deliveries and Proceedings at the Closing. Subject to the terms and conditions of this Agreement, at the Closing:

     (a) Deliveries to Buyer. Seller shall deliver to Buyer:

     (i) Instruments of Conveyance. Bills of sale and instruments of assignment, in form reasonably satisfactory to Seller and Buyer, to evidence the transfer to Buyer of the Purchased Assets in accordance herewith, duly executed by Seller;

     (ii) Assignment of Leased Real Property. Such documents, agreement and/or consents, duly executed by the lessors of such Leased Real Property, necessary for the valid transfer and assignment to Buyer of Seller's rights and obligations under the Leased Real Property;

     (iii) Certificate of Executive Officer. A certificate executed by an authorized executive officer of Seller, certifying (A) to the accuracy of Seller's representations and warranties as of the Closing Date, (B) to Seller's compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing, and (C) that, from the date of this Agreement to the Closing Date, Seller's network and both dedicated and dial-port services have remained fully operational to perform fully all of Seller's obligations to its customers pursuant to the applicable Assigned Contracts.

     (iv) Other Documents. All such other documents and instruments of conveyance as shall, in the reasonable opinion of Buyer, be necessary to transfer to Buyer the Purchased Assets in accordance herewith and, where necessary or desirable, in recordable form; and

     (v) Sale Order. A certified copy of the Sale Order as entered on the Bankruptcy Court's docket.

     (b) Deliveries to Seller. Buyer shall deliver to Seller:

     (i) Payments of Purchase Price. Bank wire transfer(s) of the Purchase Price as provided in Section 2.2. An amount equal to the Purchase Price for the Purchased Assets as set forth in Section 1.1, to be paid by wire transfer of immediately available funds, to an account designated in writing by Seller at least two (2) business days prior to the Closing Date;

     (ii) Instruments of Assumption. An assumption agreement, in form reasonably satisfactory to Seller and Buyer, to evidence the assumption by Buyer of the Assigned Contracts, Assigned Leases and the Assumed Liabilities in accordance herewith, duly executed by Buyer;

     (iii) Certificate of Accuracy. A certificate executed by Buyer as to the accuracy of its representations and warranties as of the Closing Date and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing; and

     (iv) Other Documents. All such other documents and instruments of assumption as shall, in the reasonable opinion of Seller, be necessary for Buyer to assume the Assigned Contracts, Assigned Leases and the Assumed Liabilities in accordance herewith.

                                  ARTICLE XII.

                                  MISCELLANEOUS

     12.1. Further Assurances. From time to time after the Closing and at Buyer's sole direction, Buyer and Seller shall execute and deliver or cause to be executed and delivered such further documents, certificates, instruments of conveyance, assignment and transfer and at the expense of Buyer take further action as Buyer may reasonably request to more effectively sell, assign, convey, transfer, reduce to possession and record title to any of the Purchased Assets to Buyer or to better enable Buyer to complete, perform and discharge any of the Assumed Liabilities. Buyer and Seller agree to cooperate with each other in all reasonable respects to assure to Buyer the continued title to and possession of the Purchased Assets in the condition and manner contemplated by this Agreement. Each party hereto shall cooperate and deliver such instruments and take such action as may be reasonably requested by the other party hereto in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby. Buyer and Seller shall cooperate and shall cause their respective Affiliates, officers, employees, agents and representatives to cooperate to ensure the orderly transition of the Business from Seller to Buyer and to minimize the disruption to the Business resulting from the transactions contemplated hereby.

     12.2. Entire Agreement; Amendments; Waivers. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement of the parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision or breach of this Agreement, whether or not similar, unless otherwise expressly provided.

     12.3. Benefit; Assignment. Except as provided in the next sentence, this Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto; provided, however, that Buyer may assign any or all of its rights hereunder to one or more Affiliates of Buyer without the consent of Seller provided that Buyer shall continue to be obligated to perform all of its obligations hereunder.

     12.4. No Presumption. Buyer and Seller have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Buyer and Seller, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     12.5. Survival of Representations, Warranties and Covenants. All representations, warranties and covenants contained herein shall expire on the Closing Date, except for covenants which specifically speak to periods following the Closing which shall survive in accordance with their terms.

     12.6. Notices. Notices and other communications provided for herein shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telecopy, by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, or by any nationally recognized overnight courier, addressed to the party at its address set forth below:

     If to Seller:        Richard Kipperman
                          Aurigin Systems, Inc.
                          c/o Corporate Management, Inc.
                          P.O. Box 3939
                          La Mesa, California 91944
                          Telecopy:  (619) 668-9014

     With a copy to:      William C. Lewis, Esq.
                          510 Waverley St.
                          Palo Alto, California 94301
                          Telecopy:  (650) 327-9720

     With a copy to:      Official Committee of Unsecured Creditors of Aurigin
                          Systems, Inc.
                          c/o Ali M. M. Mojdehi
                          Baker & McKenzie
                          101 West Broadway, 12th Floor
                          San Diego, CA 92101
                          Telecopy: (619) 236-0429

     If to Buyer:         Vincent A. Chippari
                          Information Holdings Inc.
                          2777 Summer Street
                          Suite 209
                          Stamford, CT 06905
                          Telecopy: (203) 961-1431

     With a copy to:      Steven J. Gartner, Esq.
                          Willkie Farr & Gallagher
                          787 Seventh Avenue
                          New York, NY 10019
                          Telecopy:  (212) 728-9222
or to such other address as a party may from time to time designate in writing in accordance with this Section 12.6. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     12.7. Terms Generally. (i) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (ii) the terms "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Annexes, Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified, (iv) the word "or" shall not be exclusive, and (v) provisions shall apply, when appropriate, to successive events and transactions.

     12.8. Schedules; Cross-References. If a document or matter is disclosed in any Schedule to this Agreement in connection with a representation of warranty made herein, it shall be deemed to be disclosed with respect to the same matter addressed elsewhere in this Agreement to the extent clearly and unambiguously applicable thereto without the necessity of specific repetition or cross-reference. Any matter disclosed in any Schedule to this Agreement shall only be deemed disclosed to the extent that the nature and extent of such matter is reasonably determinable therefrom.

     12.9. Preamble; Preliminary Recitals. The Preliminary Recitals set forth in the Preamble hereto are hereby incorporated and made part of this Agreement.

     12.10. Counterparts; Facsimile Signatures and Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall altogether constitute but one and the same Agreement. This Agreement may be executed by facsimile signature and such facsimile signature shall be deemed an original. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

     12.11. Severability. If any provisions, clause or part of this Agreement or the application thereof under certain circumstances is held invalid or unenforceable, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

     12.12. No Reliance. Except for any assignees permitted by Section 12.3 of this Agreement.

     (a) no third party is entitled to rely on any of the representations, warranties or agreements of the parties hereto contained in this Agreement; and

     (b) the parties hereto assume no liability to any third party because of any reliance on the representations, warranties or agreements of such parties contained in this Agreement.

     12.13. Descriptive Headings and Interpretation. The descriptive headings herein are inserted for convenience or reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed as a whole in accordance with the fair meaning of its language and, regardless of who is responsible for its original drafting, shall not be construed for or against either party. As used herein, the term "Affiliate" shall mean and include: (i) any corporation, partnership, trust, person or other entity directly or indirectly controlling, controlled by, or under common control with, an individual or entity; or (ii) any officer, director or holder or beneficial owner of five percent (5%) or more of the outstanding voting securities, of an entity. For purposes of clause (ii), the term "beneficial owner" shall include any group of individuals acting in concert. A party shall be deemed the "beneficial owner" of any securities held by any person whose ownership would be attributed to such party under Section 318 of the Internal Revenue Code of 1986, as amended.

     12.14. Fees and Expenses. Subject to Closing and funding of administrative expenses pursuant to Section 2.1 hereto, each of the parties hereto will pay its own fees and expenses (including its attorneys' fees and expenses) and any fees, commissions and expenses of its financial advisors, investment bankers or brokers.

     12.15. Governing Law. This Agreement shall be interpreted and enforced under the laws of the State of California, without regard to any choice of laws or conflict of laws rule thereof, and by Federal Bankruptcy Law, where applicable.

     12.16. Jurisdiction of Bankruptcy Court. All actions and proceedings relating to disputes between the parties hereto arising solely out of or relating solely to this Agreement shall be heard and determined in the Bankruptcy Court.

     12.17. No Finders or Brokers. Buyer and Seller each represent that no finder or broker has been utilized in the placement of the transaction contemplated hereby, and that no finder or broker is entitled to a commission or fees with respect thereto.



                           [signature page to follow]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        AURIGIN SYSTEMS, INC., as Seller

                                        By:      /s/ Richard Kipperman
                                                 -------------------------
                                        Name:    Richard Kipperman
                                        Title:   Responsible Officer


                                        MICROPATENT LLC, as Buyer

                                        By:      /s/ Steven Wolfson
                                                 -------------------------
                                        Name:    Steven Wolfson
                                        Title:   President

The undersigned hereby unconditionally guarantees the obligations of the Buyer to pay the Purchase Price in accordance with the terms of this Agreement.


                                        INFORMATION VENTURES LLC

                                        By:      /s/ Vincent A. Chippari
                                                 -------------------------
                                        Name:    Vincent A. Chippari
                                        Title:   Executive Vice President and
                                                 Chief Financial Officer